Exhibit 1.3

ENERGOUS CORPORATION

AMENDMENT NO. 1 TO

AT MARKET ISSUANCE SALES AGREEMENT

September 14, 2020

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, New York 10171

Ladies and Gentlemen:

This Amendment No. 1 (the “Amendment”), is to the At Market Issuance Sales Agreement, dated October 11, 2019, as amended to date (the “Agreement”), by and among Energous Corporation, a Delaware corporation (the “Company”), and B. Riley Securities, Inc. (“B. Riley”).

WHEREAS, the Company and B. Riley desire to amend the Agreement;

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby amend the Agreement and agree as follows:

The following shall be inserted at the end of clause (v) Section 9 of the Agreement:

“plus (i) up to an additional $10,000 per calendar year and (ii) $15,000 in connection with any filing of an additional prospectus supplement which constitutes a Prospectus Supplement”

The Agreement is further amended to (i) add the defined term “Agents”; (ii) the term “Agents” shall mean B. Riley, Roth Capital Partners, LLC (“Roth”) and Ladenburg Thalmann & Co., Inc. (“Ladenburg”); and “Agent” shall refer to both B. Riley, Roth and Ladenburg, except with respect to a Placement Notice and the sale of Placement Shares pursuant to a Placement Notice, in which case, the term “Agent” shall refer to the Agent designated in the Placement Notice by the Company and (iii) the term “Registration Statement” shall include any one or more additional registration statements from time to time covering Placement Shares.

Except as set forth above, no other amendments to the Agreement are intended by the parties hereto, are made, or shall be deemed to be made, pursuant to this Amendment, and all provisions of the Agreement, including all Exhibits thereto, unaffected by this Amendment shall remain in full force and effect.

Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows.]

If the foregoing is in accordance with your understanding of our agreement, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company and the Agent.

Very truly yours,

ENERGOUS CORPORATION

By:	/s/ Stephen R. Rizzone
Name:	Stephen R. Rizzone
Title:	President and Chief Executive Officer

CONFIRMED AND ACCEPTED, as of

the date first above written:

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title:	Co-Head of Investment Banking

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron M. Gurewitz
Name:	Aaron M. Gurewitz
Title:	Head of Equity Capital Markets

LADENBURG THALMANN & CO., INC.

By:	/s/ Mark Green
Name:	Mark Green
Title:	Managing Director

[Signature page to Amendment No. 1 to At Market Sales Issuance Agreement]